Exhibit 99.2
For Immediate Release

Hasbro Appoints Sir Crispin Davis to Board of Directors

Pawtucket, R.I., February 4, 2016 - Hasbro, Inc. (NASDAQ: HAS), a global company committed to Creating the World's Best Play Experiences, today announced the appointment of Sir Crispin Davis as an independent director to its Board of Directors.  Davis is the former chief executive officer of Reed Elsevier, Plc. (now RELX Group), a leading publisher and provider of information solutions. His appointment is effective immediately.

"Crispin is a highly accomplished media executive whose strategic vision and deep experience with international consumer markets make him a tremendous addition to Hasbro's Board of Directors," said Hasbro Chairman, President and Chief Executive Officer Brian Goldner. "We welcome him to our existing talented Board."

Davis was the chief executive officer of Reed Elsevier from 1999-2009 during which time he restructured the organization and implemented a strategy to evolve the business from a print publisher to an online information provider. During Davis' tenure, the company established a leading position in science, legal, and business publishing. Davis was knighted for his services to the publishing and information sector in 2004.

"Crispin's proven leadership and exceptional track record of successfully transforming a company while managing challenging global issues will be a valuable asset to Hasbro's Board," said Basil Anderson, Hasbro's Lead Independent Director.

Prior to joining Reed Elsevier, Davis served for five years as chief executive officer of Aegis Group, PLC, a media and digital marketing communications company, where he developed the firm's research capabilities and expanded its geographic reach. Previously, Davis was the group managing director at Guinness Plc. (now Diageo).

Davis graduated from Oxford University. He began his career with Proctor & Gamble in 1970 and served with the company for 20 years, including as President of the Company's US Food Division.

Davis currently serves on the Board of Vodafone Group, Plc., a global telecommunications company where he is a member of the firm's Audit and Risk Committee. He previously served on the Board of Glaxo Smith Kline Plc., including as Chairman of the Remuneration Committee.  He is also a member of Oxford University's Council of the University.

About Hasbro, Inc.

Hasbro (NASDAQ: HAS) is a global company committed to Creating the World's Best Play Experiences, by leveraging its beloved brands, including LITTLEST PET SHOP, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS, and premier partner brands. From toys and games, television programming, motion pictures, digital gaming and consumer products licensing, Hasbro fulfills the fundamental need for play and connection with children and families around the world. The Company's Hasbro Studios and its film label, ALLSPARK PICTURES, create entertainment brand-driven storytelling across mediums, including television, film, digital and more. Through the company's commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world and to positively impact the lives of millions of children and families. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

HAS-PR

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

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